Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-189157

September 25, 2013

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

September 25, 2013

FINAL TERM SHEET
(4.00% Senior Notes due 2023)

Issuer:	Enbridge Inc.
Issue of Securities:	4.00% Senior Notes due 2023
Principal Amount:	US$800,000,000
Coupon:	4.00%
Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on April 1, 2014
Maturity:	October 1, 2023
Treasury Benchmark:	2.50% due August 15, 2023
U.S. Treasury Yield:	2.623%
Spread to Treasury:	+150 bps
Re-offer Yield:	4.123%
Initial Price to Public:	99.001%
Minimum Denominations:	US$2,000 and integral multiples of $1,000 in excess thereof
Optional Redemption:

On any date more than three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after the date that is three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury + 25 bps
Trade Date:	September 25, 2013
Settlement Date:	October 2, 2013 (T+5)
CUSIP:	29250NAF2
ISIN:	US29250NAF24
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc.
Co-Managers:

UBS Securities LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

RBS Securities Inc.

SG Americas Securities, LLC

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

DNB Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect 212-834-4533.

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

September 25, 2013

FINAL TERM SHEET
(Floating Rate Senior Notes due 2016)

Issuer:	Enbridge Inc.
Issue of Securities:	Floating Rate Senior Notes due 2016
Principal Amount:	US$350,000,000
Maturity:	October 1, 2016
Spread to LIBOR:	+65 bps
Designated LIBOR Page:	Reuters Screen LIBOR01
Interest Rate Basis:	3-month US dollar LIBOR
Interest Reset and Payment Dates:	January 1, April 1, July 1 and October 1, commencing on January 1, 2014
Interest Determination Dates:	The second London Business Day preceding the first day of such interest period. The initial interest rate will be the 3-month US dollar LIBOR plus 65 bps, as determined on September 30, 2013.
Day Count Basis:	Actual/360
Initial Price to Public:	100%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof
Optional Redemption:	None
Trade Date:	September 25, 2013

Settlement Date:	October 2, 2013 (T+5)
CUSIP:	29250NAG0
ISIN:	US29250NAG07

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:

UBS Securities LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

RBS Securities Inc.

SG Americas Securities, LLC

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

DNB Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect 212-834-4533.